Exhibit 99.1

PRESS RELEASE For Immediate Release
Monolithic Power Systems, Inc. 6409 Guadalupe Mines Road San Jose, CA 95120 USA T: 408-826-0600, F: 408-826-0601 www.monolithicpower.com

Monolithic Power Systems Updates Fourth Quarter 2008

Guidance

SAN JOSE, Calif. December 15, 2008—Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced that it now expects revenue for the fourth quarter to be in the range of $34 million to $35 million. The company’s previous guidance was for fourth quarter revenue in the range of $39 million to $43 million.

“Since the beginning of November, MPS has seen a sharp decline in demand across all segments, reflecting the weak macroeconomic environment worldwide,” said Michael Hsing, chief executive officer and founder of MPS. “It is very difficult to forecast in the current conditions, but our best estimate for fourth quarter revenue is between 34 and 35 million dollars, assuming there are no cancellations or pull-ins. Despite the current economic environment, MPS is still a very profitable company. I firmly believe the Company can meet the challenges, control spending, and be a much stronger company coming out of the recession.”

Updated Business Outlook

The following are MPS’ updated financial targets for the fourth quarter ending December 31, 2008:

•	Revenues in the range of $34.0 million to $35.0 million.

•	Gross margin in the lower end of the company’s target range of 60% to 63%.

Safe Harbor Statement

This press release contains forward-looking statements regarding targeted revenues and gross margins for the three months ending December 31, 2008, and MPS’ belief that the company can meet the challenges, control spending and be a much stronger company coming out of the recession. These statements are not historical facts or guarantees of future performance or events, are based on current expectations, estimates, beliefs, assumptions, goals, and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed by these statements. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. Current uncertainty in global economic conditions pose a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news, which could adversely affect product demand. Consequently, demand could be different from MPS’ expectations due to changes in business and economic conditions, including conditions in the credit markets that could affect consumer confidence; changes in order patterns including order cancellations; and changes in the level of inventory at customers. Other factors that could cause actual results to differ include, but are not limited to, the risks, uncertainties and costs of litigation in which the company is involved; the outcome of any upcoming trials, hearings, motions, and appeals; any market disruptions or interruptions in MPS’ schedule of new product release development; adverse changes in production and testing efficiency; reduced customer demand causing increased inventory reserves; excess capacity in our production facilities; adverse changes in government regulations in foreign countries where MPS has offices; acceptance of, or demand for, MPS’ products being lower than expected; the adverse impact on MPS’ financial performance if its tax and litigation provisions are inadequate; difficulty in predicting or budgeting for future expenses and financial contingencies; and other important risk factors identified in MPS’ SEC filings, including, but not limited to, its Form 10-Q filed on October 23, 2008.

The forward-looking statements in this press release represent MPS’ targets, not predictions of actual performance. MPS assumes no obligation to update the information in this press release.

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in San Jose, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Japan, and Europe, which operate under MPS International, Ltd.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Rick Neely

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com